Exhibit 99.2

NEWS RELEASE

August 2, 2006

CONTACT:
Sam Reinkensmeyer	Joseph Diaz, Jr.
Chief Financial Officer	Lytham Partners, LLC
CNS, Inc.	(602) 889-9700
(952) 229-1500	diaz@lythampartners.com
sreinkensmeyer@cns.com
Nasdaq: CNXS

CNS, Inc. Declares Quarterly Dividend

        MINNEAPOLIS, August 2, 2006 – CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that its board of directors has declared a quarterly cash dividend of seven cents per share of common stock. The dividend is payable on September 8, 2006, to shareholders of record as of August 25, 2006.

        “We are pleased to announce another quarterly dividend for our shareholders due to our continued strong financial performance,” said Marti Morfitt, president and chief executive officer of CNS. “This action reflects the continued confidence of the board in our current and long-term financial performance”.

        CNS declared its first quarterly dividend in August 2003 and then raised the dividend payment in June 2004, June 2005 and May 2006. The company has approximately 14 million shares outstanding.

About CNS, Inc.
CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2006. This news release contains forward-looking statements, which involve risks and uncertainties.